Exhibit 99.1

Black Diamond Therapeutics Announces Changes to Board of Directors

CAMBRIDGE, Mass. and NEW YORK, Dec. 19, 2022 (GLOBE NEWSWIRE) -- Black Diamond Therapeutics, Inc. (Nasdaq: BDTX), a precision oncology medicine company pioneering the discovery and development of MasterKey therapies, today announced that Chairman of the Board of Directors, Robert (Bob) A. Ingram, has stepped down due to personal reasons. Existing Board member, Mark Velleca, M.D., Ph.D., has been appointed to succeed Mr. Ingram as the next Chairman.

“Bob’s counsel, expertise and partnership have been invaluable to Black Diamond, and on behalf of the Board of Directors, I would like to thank him for his contributions to the company. As a highly respected industry veteran and leader, Bob’s commitment and leadership to the biotech and pharmaceutical industry throughout his career are inspiring and Black Diamond has been fortunate to have benefited from his guidance as our Chairman,” said David M. Epstein, Ph.D., President and Chief Executive Officer of Black Diamond Therapeutics. “I would also like to welcome Mark into this new role and look forward to continued partnership in this new capacity as we work to further advance our MasterKey pipeline programs and realize our mission of expanding the reach of precision medicine.”

“Black Diamond is an incredibly exciting company at the forefront of innovation and has made great strides leveraging its MAP drug discovery engine to build a pipeline of programs. It has been a pleasure serving as the Chairman of the company’s Board of Directors and I am confident that Black Diamond is well positioned for future success with its compelling science, robust pipeline and industry leading management team. I am pleased to have partnered with the team and the Board and will continue to support Black Diamond from the sidelines,” said Robert A. Ingram.

“Bob’s extensive expertise as a world class leader and pioneer in the industry has not only helped shape the industry at large, but has brought substantial value to Black Diamond,” said Mark Velleca, M.D., Ph.D. “With its proprietary MAP discovery engine, strategic trial design and growing pipeline, I am excited for the future of Black Diamond especially as the company generates clinical data for its lead program, BDTX-1535. I look forward to continuing to work with the Board and management team to shepherd this new era of next generation precision oncology.”

Dr. Mark Velleca has been a member of our Board since August 2021. Dr Velleca is currently the CEO of StrideBio, a gene therapy company. Previously, Mark served as CEO of G1 Therapeutics (GTHX) until 2021, where he took the company public and led the development of its first therapy (COSELA®) from investigational new drug (IND) filing to FDA approval. He continues as a Senior Advisor to and board member of GTHX. Previously, Mark was Executive Vice President at the Leukemia & Lymphoma Society (LLS). Prior to LLS, Mark was a co-founder and Senior Vice President of CGI Pharmaceuticals, where he managed the company from its inception through clinical trials of multiple drug candidates. After Gilead Sciences acquired CGI, he served as a Senior Advisor to Gilead in R&D Strategy and Corporate Development. Earlier in his career, Mark was an attending physician at Yale New Haven Hospital and on the faculty of the Yale University School of Medicine. Mark earned an M.D. and Ph.D. from Washington University in St. Louis, and a B.S. from Yale University.

About Black Diamond

Black Diamond Therapeutics is a precision oncology medicine company pioneering the development of novel MasterKey therapies. Black Diamond is addressing the significant unmet need for novel precision oncology therapies for patients with genetically defined cancers who have limited treatment options. Black Diamond is built upon a deep understanding of cancer genetics, onco-protein function, and drug discovery. The Company’s proprietary Mutation-Allostery-Pharmacology, or MAP drug discovery engine is designed to allow Black Diamond to analyze population-level genetic sequencing tumor data to predict and validate oncogenic mutations that promote cancer across tumor types as MasterKey mutations. Black Diamond discovers and develops selective MasterKey therapies against these families of oncogenic mutations. Black Diamond was founded by David M. Epstein, Ph.D., and Elizabeth Buck, Ph.D. For more information, please visit www.blackdiamondtherapeutics.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding Black Diamond’s continued development and advancement of BDTX-1535, BDTX-4933 and its small molecule pipeline, and validation of Black Diamond’s approach to precision medicine. Any forward-looking statements in this statement are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include those risks and uncertainties set forth in its Annual Report on Form 10-K for the year ended December 31, 2021, filed with the United States Securities and Exchange Commission (SEC) and in its subsequent filings filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contact:

Julie Seidel
(212) 362-1200
investors@bdtx.com

media@bdtx.com